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Exhibit (a)(111)

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:		Investor Contact:
Jay Worley jay.worley@airgas.com (610) 902-6206	Dan Katcher / Andrew Siegel / James Golden Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	Barry Strzelec barry.strzelec@airgas.com (610) 902-6256

For release: Immediately

AIRGAS BOARD OF DIRECTORS UNANIMOUSLY REJECTS
REVISED UNSOLICITED TENDER OFFER FROM AIR PRODUCTS

Board Unanimously Recommends Stockholders
NOT Tender Shares into the Revised Offer

        RADNOR, PA—December 22, 2010—Airgas, Inc. (NYSE: ARG) today announced that its Board of Directors, after careful consideration with its independent financial and legal advisors, unanimously rejected the revised unsolicited tender offer from Air Products & Chemicals, Inc. (NYSE: APD) to acquire all outstanding common shares of Airgas at a price of $70.00 per share in cash. The Board unanimously recommends that Airgas stockholders NOT tender their shares into Air Products' revised offer.

        In making its determination, the Board considered the factors described in the Company's amended Schedule 14D-9, including improvements in the Company's business, in the market performance of the Company's business sector and in the operating and economic environment, and the opinions of Bank of America Merrill Lynch, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. as of December 21, 2010 regarding the inadequacy, from a financial point of view, of the price offered by Air Products, based upon and subject to the factors and assumptions set forth in their respective written opinions included in the amended Schedule 14D-9. Accordingly, the Board unanimously concluded that the $70 per share offer is clearly inadequate and that the value of Airgas in a sale, at this time, is at least $78.00 per share, in light of the Board's view of relevant valuation metrics.

        The Company's amended 14D-9 filing is available on the Securities and Exchange Commission's website, www.sec.gov. In addition, the amended 14D-9 filing, this press release and other materials related to Air Products' Unsolicited Proposals are available in the "Investor Information" section of the Company's website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

        Bank of America Merrill Lynch, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are serving as financial advisors, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Airgas and its Board of Directors.

About Airgas, Inc.

        Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

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        This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission ("SEC"). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products' Unsolicited Proposals are available in the "Investor Information" section of the Company's website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

        This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company's press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects" and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company's press release announcing its quarterly earnings, as well as other factors described in the Company's reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.

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  Exhibit (a)(111)